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                        CONSENT OF DELOITTE & TOUCHE LLP

To the Stockholders and Board of Directors
Stokely USA, Inc. and Subsidiaries
Oconomowoc, Wisconsin


     We consent to the use in this Amendment No. 2 to Registration Statement No. 33-55447 of Stokely USA, Inc. and subsidiaries on Form S-1 of our report dated June 17, 1994, appearing in the Prospectus, which is a part of this Registration Statement and of our report dated June 17, 1994 relating to the consolidated financial statement schedules appearing elsewhere in this Registration Statement.


     We also consent to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin


November 7, 1994